                               POWER OF ATTORNEY

        I, Christiaan Augustijns, Senior Vice President and Chief Marketing
Officer, of Mead Johnson Nutrition Company, a corporation duly organized and existing under the laws of the State of Delaware, in the United States of
America, and having its principal place of business at 2400 West Lloyd
Expressway, Evansville, Indiana 47721, do hereby constitute and appoint each of
William C. P'Pool, Kristin M. Coleman and Rebecca M. Reeves individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section
16 of the Securities Exchange Act of 1934, including, without limitation, the execution and filing of all Forms ID, 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions until such time as I am no longer an Officer of Mead Johnson
Nutrition Company.

        IN WITNESS WHEREOF, I have executed this Power of Attorney on this 2nd day of February, 2009.

        --------------------------------
        Christiaan Augustijns